UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

EDAC TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-1515599
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

1806 New Britain Avenue, Farmington, CT	06032
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, $0.0025 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: 0-14275
Securities to be registered pursuant to Section 12(g) of the Act: Not applicable.

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
A description of the Common Stock, $0.0025 par value per share, of EDAC Technologies Corporation (the “Registrant”) to be registered hereunder is set forth below:
General. The Registrant’s articles of incorporation authorize the issuance of 10,000,000 shares of $0.0025 par value of Common Stock. As of May 30, 2007, the Company had 4,583,103 shares of Common Stock outstanding. The holders of Common Stock have no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.
Dividends. Holders of Common Stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, and in the event of a liquidation, dissolution or winding up of the Registrant, to share ratably in all assets remaining after payment of liabilities.
Voting. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Shareholders have no cumulative voting rights. A majority of the shares issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by classes is required by law. The Registrant’s Board of Directors is not classified. Wisconsin law provides for plurality voting for the election of directors unless the articles of incorporation of the corporation provide otherwise. The Registrant’s articles of incorporation do not contain any provisions modifying or deviating from the plurality voting standard, so the Registrant’s directors are elected by plurality voting pursuant to Wisconsin law.
Modification of Shareholder Rights. The articles of incorporation and by-laws of the Registrant permit the Board of Directors to alter, amend, or repeal the by-laws, or adopt new by-laws, by an affirmative vote of a majority of the number of directors present at any meeting at which quorum is in attendance. The articles of incorporation restrict the ability of the Board of Directors to divest or limit the power of the Registrant’s shareholders to adopt, amend or repeal the by-laws. However, no provision of the by-laws that were adopted by the shareholders can be amended or repealed by the Board of Directors if the provision expressly prohibits the Board of Directors from amending or repealing such provision.
No Restrictions on Alienability/Change of Control. The Registrant’s articles of incorporation and by-laws do not contain any provisions restricting alienability of the Registrant’s Common Stock or discriminating against any existing or prospective holders of the Common Stock as a result of such holder owning a substantial amount of the Common Stock. The Registrant’s articles of incorporation and by-laws do not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of the Registrant and that would operate only with respect to an extraordinary corporate transaction such as a merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.
Item 2. Exhibits
     Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EDAC TECHNOLOGIES CORPORATION
Date: May 30, 2007	By:	/s/ Glenn L. Purple
Vice President-Finance and Chief Financial Officer